Exhibit 5
March 17, 2010
Board of Directors
Dolan Media Company
706 Second Avenue South, Suite 1200
Minneapolis, Minnesota 55402
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Dolan Media Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale from time to time of up 248,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), by certain selling stockholders of the Company set forth in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates and written statements of directors, officers and employees of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Company’s Amended and Restated Certificate of Incorporation, as presently in effect, (c) the Company’s Second Amended and Restated By-Laws, as presently in effect, (d) minutes and records of the corporate proceedings of the Company’s Board of Directors relating to the authorization, issuance and registration of the Shares and related matters, (e) the executed Common Unit Purchase Agreement, dated December 31, 2009, by and among the Company, Dolan APC, LLC, Trott & Trott P.C. and the selling stockholders named therein and (f) the distribution statements representing the Shares.
     In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In examining the documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to

Dolan Media Company
March 17, 2010

enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.
     Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.
     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws.
     We hereby consent to use of our name under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.
     This opinion is given as of the date hereof and the effective date of the Registration Statement and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

Very truly yours,
/s/ Katten Muchin Rosenman, LLP
KATTEN MUCHIN ROSENMAN LLP